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[First Place Financial Corporation Letterhead]


                              February 2, 1998


Dear Shareholder:

     We are pleased to announce that at their December 17, 1997 meeting, the Board of Directors declared a regular quarterly dividend of $.37 per share. This is an increase of $.02 per share. The Board also declared a special dividend of $.37 per share. These dividends bring total dividends declared per share during the year to $1.79, which is $.15, or 9.1% more than 1996.

     Total assets increased $97 million, or 12.2% during the year to a total of $898 million. However, net income of $9.1 million was $700,000, or 7.3%, less than 1996. A primary factor contributing to the decrease in net income was an increase of $1.1 million in the provision for loan losses. The increased provision was warranted based on net charge-offs for the year of $2.4 million, compared to $800,000 for 1996.

     Management has taken aggressive steps to improve asset quality and tighten underwriting standards, the most important of which was the addition of two key senior executives. In November 1997, Patrick J. DiOrio joined First National Bank of Farmington as Executive Vice President and Senior Loan Officer. Mr. DiOrio was previously Executive Vice President of First National Bank in Albuquerque (now First Security Bank). And in January 1998, Robert M. Goodman was named Executive Vice President and Chief Credit Officer of First Place Financial Corporation. Mr. Goodman was also elected as a director of First Place. Mr. Goodman was previously President of Sunwest Bank-Albuquerque (now NationsBank).

     In November 1997, First Place filed a notice of intent to organize Capital Bank, a de novo state chartered bank, in Albuquerque, New Mexico. As the population and economic center of New Mexico, Albuquerque represents an excellent opportunity for growth for our company. The approval process for Capital Bank is proceeding on schedule and we expect to close on a building in March. In the meantime, we are actively recruiting staff. Mr. Goodman will be the Chief Executive Officer of Capital Bank.

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     We are confident that the steps we have taken and are taking will help insure future growth and success for your company. As the banking industry continues to consolidate, we feel strongly that there is a place for a financial services company consisting of well-run community banks committed to serving the financial needs of those communities.

     An important part of our past success has been the support and business we receive from you, our shareholders. And we encourage you to recommend us to your friends and associates; they'll be glad you did.



/s/ Robert S. Culpepper        /s/ Richard I. Ledbetter       /s/ James D. Rose

Robert S. Culpepper            Richard I. Ledbetter           James D. Rose
Chairman of the Board          Chief Executive Officer        President